PRESS RELEASE



                UNITED COMMUNITY BANCORP ANNOUNCES CASH DIVIDEND

         Lawrenceburg, Indiana, October 26, 2006. United Community Bancorp (the "Company") (Nasdaq: UCBA) today announced that its Board of Directors declared a quarterly cash dividend of $0.07 per share, payable on or about November 30, 2006 to stockholders of record as of the close of business on November 14, 2006.

         United Community MHC, the Company's mutual holding company parent, will waive receipt of the dividend.

         United Community Bancorp is the parent company of United Community Bank. United Community Bank is a federally chartered savings bank offering traditional services and products from its main office and three branch offices in Lawrenceburg, Indiana and its branch in Aurora, Indiana.


Contact:

United Community Bancorp
William F. Ritzmann, 812-537-4822
President and Chief Executive Officer